Exhibit 10.1
TRM ATM Corporation and eFunds Corporation
This Processing Services Agreement (“Agreement”) is entered into as of April 1, 2008 (the “Effective Date”) by eFunds Corporation (“eFunds”), and TRM ATM Corporation (“TRM” or “Customer”) (and together with eFunds, the “Parties”).
1. Recitals
     a. Whereas, a dispute has arisen between the parties relating to eFunds’ demands for TRM’s payment for services provided to TRM under the Master Services Agreement dated September 20, 2004 (the “MSA”);
     b. Whereas, a dispute has also arisen relating to TRM’s claims regarding eFunds’ performance of services contemplated under the MSA;
     c. Whereas, the parties intend to resolve those disputes through this Agreement;
     d. Whereas, by executing this Agreement, the parties intend to supersede and replace the MSA in its entirety;
     e. Whereas, in consideration for eFunds’ willingness to enter into this Agreement to provide services to TRM, TRM agrees to pay eFunds the sum of $2,500,000, which represents payment in full for (i) transition services rendered by eFunds under the MSA, and (ii) payment for early termination and total contract value of the MSA (the “Initial Payment”), and $288,000 (the “Secondary Payment”, together with the Initial Payment, the “Agreed Payment Amount”);
     f. Whereas, in consideration for TRM’s payment of the Agreed Payment Amount, eFunds has expended significant effort and expense transitioning services to TRM and agreed to continue a business relationship with TRM;
     g. Whereas, the payment of the Agreed Payment Amount by TRM to eFunds is an integral and essential part of this new Agreement, and eFunds would not agree to provide any services to TRM without TRM’s payment, and eFunds’ receipt, of this amount; Now, therefore, the Parties agree as follows:
2. Definitions
     a. Documentation means the documentation for Processing Services provided to the Customer by eFunds, as amended from time to time by eFunds.
     b. Live Transaction means a collection of related electronic messages designed to complete a Transaction, for other than test or certification purposes, at an automated teller machine (ATM), point of sale (POS) device, or other device that accepts debit or credit cards for payment or other funds transfer purposes, and that is concluded by a credit or a debit to a cardholder’s account.
     c. Network means an electronic funds transfer network supported by eFunds.
     d. Processing Services means the computer data processing services provided by eFunds to the Customer in accordance with Attachment A to this Agreement or, if applicable, other amendment to this Agreement.
     e. Products mean the Processing Services, computer software programs, Documentation, eFunds-supported files, and databases utilized by eFunds, additional products, and any modifications, revisions, enhancements, or updates to any of them.
     f. Transaction means an authorization request, cash withdrawal, payment transaction, refund, or reversal initiated by a cardholder at an ATM, POS device, or other device that accepts debit or credit cards for payment purposes and that is transmitted to eFunds for processing under this Agreement.
3. Pricing, Payment and Taxes
     a. Pricing. In addition to the Agreed Payment Amount set forth in Section 3, Customer shall pay eFunds the fees for products and services set forth in Attachment A, as amended from time to time.
     b. eFunds may charge Customer any increase in out of pocket third party costs or fees actually incurred (including the Pass-through fees) by eFunds that are not included in the transaction costs or dial up service fees.
     c. Initial Payment. In consideration for eFunds’ willingness to continue to do business with TRM, and eFunds’ execution of this new Agreement, Customer agrees to pay eFunds $2,500,000 in wired or certified funds not later than two (2) business days from the execution of this Agreement.

     d. Secondary Payment. Customer shall pay the Secondary Payment in installments on the following schedule: nine (9) monthly payments of $32,000, with the first payment to be billed as part of the April 2008 invoice, and the final payment due with the December 2008 invoice. Customer’s obligation to pay the Agreed Payment Amount shall survive any termination of this Agreement, and if for any reason this Agreement is terminated prior to the December 2008 invoice, the balance of the Secondary Payment will be due upon such termination.
     e. Other Payments. All other amounts to be paid to eFunds under this Agreement are due when the applicable products or services are provided. Customer shall advise eFunds, within thirty (30) days of the date of any invoice, if it has any objections to the invoice. If eFunds does not receive an objection from Customer, Customer authorizes eFunds to initiate, and Customer agrees to pay, an electronic funds transfer or ACH debit in the amount of the invoice to be debited from Customer’s account thirty (30) days after the date of issuance of the invoice. If payments are not received when due, eFunds may charge Customer interest on amounts due at the greater of the highest legal rate or 1.5% per month; charge Customer any bank charges and other expenses (including but not limited to attorney’s fees) related to nonpayment or collection; and bring any required legal action to recover amounts due. Should Customer in good faith dispute all or a portion of the amount due on any invoice or request any adjustment to an invoiced amount, Customer shall pay any undisputed portion promptly and notify eFunds in writing of the nature and basis of the dispute and/or adjustment as soon as possible and prior to the payment due date. Authorized representatives of the parties shall negotiate in good faith to resolve such dispute prior to the next payment due date. In the event that no resolution is reached, Customer shall pay the entire outstanding disputed amount. If it is ultimately determined that Customer is due the disputed amount, eFunds shall credit this amount, plus interest at the rate of one percent (1.5%) per month on Customer’s next invoice following resolution of the dispute. eFunds reserves the right at it’s sole discretion to change the payment method to deduct payment from interchange and surcharge fees.
     f. Taxes. Except for taxes based on the income of eFunds, any taxes, including withholding taxes or taxes based on the products and services provided under this Agreement, including but not limited to sales, use, and personal property taxes or like kind taxes, shall be paid by the Customer.
     g. Minimums. TRM shall use its best commercial efforts to achieve a dollar value of Processing Services of at least $1,000,000 (“Volume Amount”) for each of the four years of the Term. This figure is based on current number of transaction volume. For each month of the Term, the Volume Amount many be adjusted downward in proportion to any decrease in volume based on a six (6) month rolling average.
     h. Petro-Canada. Provided Customer makes the Initial Payment when due, eFunds shall continue to remit to Customer all revenue, less fees charged by eFunds, as set forth in Part F of Attachment A, generated by the PetroCanada agreement as set forth in the parties’ Purchase Agreement for the remainder of the existing term of that agreement. Should Customer fail to pay the Initial Payment when due, eFunds shall be entitled to retain all revenue generated by the PetroCanada agreement and offset any such sums against the balance of the Initial Payment.
4. Preferred Provider
     Provided that eFunds maintains Processing Services in accord with the Service Levels now in the MSA, Customer shall not move any ATMs that are currently processing with eFunds to another Processor. Customer shall use eFunds as a service provider, pursuant to the terms of this Agreement, for all future acquired ATMs, provided that Customer is contractually permitted to do so and consistent with heritage relationships associated with such machines. Additionally, eFunds shall have a right of first refusal as to the ATMs presently under contract to other service providers when that contract is expiring and/or subject to renewal. eFunds’ right of first refusal shall not require Customer to bear any transition costs or other out-of-pocket costs, which costs shall be borne by eFunds.
5. Term, Termination and Transition Assistance
     a. Supersedes MSA. Upon execution by Customer and eFunds, this Agreement supersedes and replaces in its entirety the MSA and the MSA will no longer have any force or effect except as expressly provided herein, and this Agreement shall define the respective obligations of both Customer and eFunds from and after the date of this Agreement.
     b. Term. This Agreement shall run from the Effective Date and terminate on March 31, 2012 (the

“Term”). Following Customer’s payment of the Agreed Payment Amount, and the conclusion of the Term, unless TRM terminates by giving no less than one hundred eighty (180) days prior written notice of termination effective at the end of the Term or any Renewal Term, this Agreement shall automatically renew for successive two (2)-year periods (“Renewal Term”) upon the same terms and conditions, including fees and charges, under this Agreement, unless otherwise agreed to in writing by both parties.
     b. Termination. Either party may terminate this Agreement in its entirety, effective thirty (30) days after delivery of written notice to the other party of a material breach by the other party that remains uncured for thirty (30) days after delivery of notice of material breach. Either party may terminate this Agreement in its entirety, effective immediately upon written notice, if the other party (i) fails to protect the other party’s Confidential Information in accordance with the terms of this Agreement; (ii) makes a general assignment for the benefit of its creditors; (iii) suffers the appointment of a trustee, liquidator, or receiver for its business or property; (iv) is the subject of a bankruptcy, receivership, insolvency, dissolution, or liquidation proceeding; or (v) is adjudicated insolvent or bankrupt. Termination of this Agreement shall not relieve either party from any obligation accrued through the date of termination or from any terms and conditions in this Agreement that continue beyond termination. No early termination of this Agreement is permitted under any circumstances except for those set forth in this section. Customer acknowledges that eFunds incurs substantial expenses and makes substantial infrastructure, technology and other investments in order to enable it to perform services for Customer under this Agreement and that such expenses are substantially fixed for the duration of the Agreement. Accordingly, Customer acknowledges that it is difficult to determine the exact damages that eFunds will suffer as a result of any improper termination of this Agreement by Customer. As a result, if Customer improperly terminates this Agreement, or if eFunds terminates this Agreement for the Customer’s material breach, eFunds shall be entitled to the immediate payment by Customer of: (a) the Agreed Payment Amount; (b) all fees earned but not paid prior to the date of termination; (C) eFunds’ then-applicable termination, deconversion and/or change-over fees; (d) all fixed, monthly, or annual fees; and (e) the number of each full or partial month remaining and unperformed times the greater of: (i) the average monthly invoice, charged to Customer for the product(s) or services(s) during the six (6) months preceding the date of termination (or such shorter time as may have elapsed since the initial provision of such product(s) or service(s) by eFunds); or (ii) the highest monthly invoice to Customer during the twelve (12) month period immediately preceding the date of Customer’s notice of termination hereunder.
     c. Transition Assistance. If the Initial Payment is not paid timely and in full when due as provided in Section 3(c), eFunds has no obligation to provide any transition assistance to Customer. Provided Customer makes the Agreed Payment Amount when due, upon termination or expiration of this Agreement, eFunds shall provide reasonable transition assistance to Customer in exchange for advance payment of its then-current charges for such services. This duty to provide reasonable transition assistance shall continue for up to ninety (90) days following the termination or expiration of this Agreement. eFunds shall have no obligation to provide such transition services unless the Agreed Payment Amount plus any other amounts owed to eFunds under this Agreement have been paid in full. Customer will pay for such services on a mutually determined schedule.
6. Warranties and Disclaimer of Warranties
     eFunds warrants that, during the term of this Agreement, all the Products described in Attachment A will comply, in all material respects, with the specifications described in applicable Product documentation published by eFunds; that all the Processing Services described in Attachment A will be performed in a workmanlike manner; that its employees shall have the proper skill, training, and background so as to be able to perform the Processing Services described in Attachment A in a workmanlike manner; and that eFunds will secure any permits and licenses necessary to perform the Processing Services or provide the Products described in Attachment A. Customer represents and warrants that, as of the Effective Date, and at all times during the term of this Agreement: (i) all information contained in Customer’s application to purchase the Products and Processing Services reflected in Attachment A, together with any other information provided to eFunds by Customer in connection with this Agreement, is true and complete in all material respects; (ii) it has the power to execute, deliver and perform this Agreement; (iii) this Agreement is duly authorized and will not violate any provisions of law or conflict with any other agreement to which Customer is subject or by which Customer’s assets are bound; (iv) it has all licenses, if any, required to conduct its business, and is legally qualified to conduct business in every jurisdiction where it does so; and (v) there is no action, suit or proceeding, pending, or threatened, that, if adversely decided to Customer, would impair Customer’s ability to carry on its business or perform its obligations under this Agreement. eFunds further warrants that the Processing Services will, during the term of this Agreement, meet the specifications described in the applicable Documentation and that eFunds will provide accurate output from input material submitted for processing, except that eFunds shall not be responsible for the accuracy or adequacy of input material nor the resultant output from any inadequate or inaccurate input data. The accuracy and adequacy of input shall be judged as received at the eFunds data processing center. The accuracy and adequacy of output shall be judged as sent from the eFunds data processing center. The sole liability to the Customer for breach of the warranties under this section shall be, without additional charge to Customer, to make such corrections as may be necessary to keep the Processing Services in operating order in accordance with the specifications described in the Documentation, or in the alternative, to reprocess the input material to provide accurate and adequate output. . EXCEPT AS SPECIFICALLY STATED IN THIS SECTION, ALL PRODUCTS AND PROCESSING SERVICES PROVIDED BY eFunds ARE “AS IS”, AND EFUNDS DISCLAIMS ALL WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF FITNESS FOR PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN, QUALITY, PERFORMANCE, CONTINUOUS USE OR ERROR-FREE OPERATION. THE CUSTOMER ACKNOWLEDGES THAT IT HAS INDEPENDENTLY EVALUATED THE PRODUCTS AND PROCESSING SERVICES AND THE APPLICATION OF THE PRODUCTS AND PROCESSING SERVICES TO ITS NEEDS, AND THAT, EXCEPT AS SPECIFICALLY PROVIDED HEREIN, THERE ARE NO WARRANTIES EXPRESS, IMPLIED, OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR OF TITLE FROM A COURSE OF DEALING OR USAGE OF TRADE, OR ARISING OTHERWISE BY LAW.
7. Remedies and Limitations of Liability
     The parties acknowledge that circumstances could arise entitling a party to damages or rescission arising from a failure by the other party to perform its obligations under this Agreement and have agreed, in all such circumstances, that the remedies of the non-defaulting party and the liabilities of the defaulting party shall be limited to those set forth in this Agreement. For any breach or default of this Agreement by eFunds, the sole liability of eFunds shall be to remedy the breach. Each party reserves the right to obtain equitable relief where appropriate. Customer also waives any and all claims for incidental, special, punitive, indirect or consequential damages of any kind. In addition to the preceding limitations, eFunds shall not be liable for any losses, claims, demands, penalties, actions, causes of action, suits, obligations, liabilities, damages, delays, costs or expenses, including reasonable attorney’s fees, (collectively “Losses”) of any kind unless Customer provides written notice to eFunds of the event that gave rise to the alleged liability within thirty (30) days of occurrence. No action arising out of this Agreement may be brought by Customer more than one (1) year following the event that gave rise to the action. eFunds’ liability under this Agreement is limited, in all cases, in the aggregate, to the amount of fees paid for the applicable product or service during the three (3) month period immediately preceding the event that gave rise to the liability. If an eFunds’ service is ever inoperative or unavailable, Customer’s sole and exclusive remedy, except to the extent set forth in section 12(b), is the retransmission of data when the service becomes operational again. These limitations shall apply regardless of the form of action and whether the action is brought in contract, tort (including, but not limited to, negligence or strict liability), or otherwise. Each party acknowledges that the services provided and fees paid under this Agreement are based in part upon the Customer’s willingness to accept the limitations of liabilities set forth in this section.
8. Indemnification
     a. Except as provided by Sections 8(b) and 8(c), the Customer shall indemnify, defend, and hold eFunds harmless from any and all claims, demands, and causes of action of any kind made against eFunds by a third party for any damages (including lost profits and any direct, incidental, consequential, special, indirect, or punitive damages) arising out of or related to the Customer’s use of the products or services provided under this Agreement, unless resulting solely from eFunds’ own negligence, recklessness or intentional misconduct.
     b. eFunds and its respective affiliates and subsidiaries who have executed this Agreement shall, to the extent responsible for the performance of obligations under this Agreement, indemnify, defend, and hold the Customer harmless from any and all claims, demands, and causes of action of any kind made against Customer by a third party claiming that any products or services offered under this Agreement infringes a United States patent or United States copyright. Should any product or service provided become, or in the opinion of the indemnifying party become likely to become, the subject of a claim of infringement, the indemnifying party may obtain for the Customer the right to continue to use or replace or modify the products or services to make them non-infringing, at no charge to the Customer. This subsection contains the entire liability of the indemnifying party for any alleged infringement.
     c. eFunds and its respective affiliates and subsidiaries who have executed this Agreement shall also, to the extent responsible for the performance of obligations under this Agreement, indemnify, defend, and hold the Customer harmless from any and all claims, demands, and causes of action of any kind made against the Customer by a third party claiming that eFunds is in breach of the privacy requirements of the Fair Credit Reporting Act and the Financial Services Modernization Act of 1999 and their implementing regulations, but only to the extent those statutes and regulations govern eFunds operations. This subsection contains the entire liability of the indemnifying party for any alleged breach covered by this subsection.
     d. Each party shall promptly notify the other of any claim for which it seeks indemnification; authorize the indemnifying party to defend and to control the defense of the claim, at the indemnifying party’s expense; and provide, at no charge to the indemnifying party, all documents, witnesses, and other reasonable assistance that may be necessary to defend against the claim.
9. Release of Claims by Customer Against eFunds. Immediately, automatically and irrevocably effective upon its execution of this Agreement, Customer, on its behalf, and on behalf of its present and former officers, directors, partners, members, shareholders, representatives, attorneys, officials, employees, consultants, agents, trustees, parent corporations, subsidiaries, and affiliates, hereby irrevocably and unconditionally releases, remises, and forever discharges eFunds, and its present and former officers, directors, partners, members, shareholders, representatives, attorneys, officials, employees, consultants, agents, trustees, parent corporations, subsidiaries and affiliates (all of whom shall be referred to hereinafter as “Related Parties”) of and from any and all actions, causes of actions, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages and expenses of any nature whatsoever, past, present or future, in law or in equity, whether known or unknown, which Customer had, has, or may have had against eFunds and/or its Related Parties that relate to the MSA. This Release does not encompass claims Customer may have against eFunds for any breach of this Agreement. This release shall survive any termination, expiration, breach or rejection of this Agreement..
10. Release of Claims by eFunds Against Customer. Upon the timely delivery to eFunds, and eFunds’ indefeasible receipt and retention of, the entire amount of the Initial Payment as described in Section 3 and further provided Customer is not in default with respect to the payment of any portion of the Secondary Payment, eFunds on its behalf, and on behalf of its present and former officers, directors, partners, members, shareholders, representatives, attorneys, officials, employees, consultants, agents, trustees, parent corporations, subsidiaries, and affiliates, hereby irrevocably and unconditionally releases, remises, and forever discharges Customer, and its present and former officers, directors, partners, members, shareholders, representatives, attorneys, officials, employees, consultants, agents, trustees, parent corporations, subsidiaries and affiliates (all of whom shall be referred to hereinafter as “Related Parties”) of and from any and all actions, causes of actions, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages and expenses of any nature whatsoever, past, present or future, in law or in equity, whether known or unknown, which eFunds had, has, or may have had against Customer and/or its Related Parties that relate to the MSA. This Release does not encompass claims eFunds may have against Customer for any breach of this Agreement. Should TRM fail to make the Agreed Payment Amount when due, eFunds will retain all claims against Customer whether related to the MSA or this Agreement.

11. Intellectual Property, Software and Hardware
     a. Software. If eFunds uses its own proprietary software in delivering Processing Services to Customer, eFunds grants to Customer a personal, non-exclusive, and non-transferable license to use the software in object code format only, at an eFunds facility, during the term of this Agreement and solely in connection with the Processing Services. The sole obligation of eFunds with respect to such software is to replace any defective medium provided, at no charge to Customer. Any and all such software provided by or used by eFunds and any derivative works therefrom or other modifications or enhancements thereto remain the sole and exclusive property of eFunds. If eFunds provides any computer software programs or applications such as its proprietary On-Line Access Manager, for use by the Customer or by any merchants behind the Customer at locations other than the facilities of eFunds, then eFunds grants to the Customer a non-exclusive license to use such software in object code format only, during the term of this Agreement and solely for the purpose of administering and maintaining Customer’s ATMs at which Transactions processed by eFunds originate. The sole obligation of eFunds with respect to such software is to replace any defective medium provided, at no charge to Customer. Any and all such software provided and any derivative works therefrom or other modifications or enhancements thereto remain the sole and exclusive property of eFunds. eFunds shall have no obligation to maintain, service, or upgrade any such software. The Customer shall not, and shall not permit any merchant behind Customer to, disassemble, reverse engineer, decompile, modify, or adapt any such software or any portion thereof. Any and all Confidential Information, software or other work product provided by eFunds to Customer, and any derivative works, modifications, adaptations or enhancements therefrom or thereto, shall remain the sole and exclusive property of eFunds and be subject to the terms of any license or other use restrictions contained in this Agreement.
     b. The Customer agrees that eFunds may store, disclose, and use information obtained by eFunds under this Agreement to the extent and only in such manner that such storage, disclosure, and use shall be for purposes of performing the obligations of eFunds under this Agreement or for purposes of complying with federal, state, or local statutes, regulations, and requirements applicable to eFunds, including but not limited to the Fair Credit Reporting Act, Title V of the Financial Services Modernization Act of 1999, their implementing regulations, and this subsection. In addition, eFunds shall not compile, or rent or sell to others, any lists containing nonpublic personal information (as that term is defined in Title V of the Financial Services Modernization Act of 1999) to be used for direct marketing purposes.
     c. Hardware. If the Customer purchases equipment related to the delivery of the Processing Services from eFunds, such equipment shall be delivered FOB eFunds and shall carry with it only the manufacturer’s warranty, if any. EFUNDS DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, with respect to any such equipment supplied. Customer grants and eFunds reserves a purchase money security interest in such equipment until all payments for the equipment are received. The Customer agrees to cooperate with eFunds to perfect and protect any security interest of eFunds.
12. Processing, Performance, Responsibilities of the Parties
     a. Products and Processing Services. The costs for services to be provided by eFunds shall be as set forth in Attachment A of this Agreement. All costs of services in Attachment A are in addition to the amount of the Agreed Payment Amount. eFunds may, from time to time during the term of this Agreement, make additional Products or Processing Services or both available to Customer (listed in Attachment A), generally by way of Product Announcements, Technical Bulletins, or other written communication. Changes shall be made in accordance with Section 29(a), Changes.
     b. Performance. eFunds shall use all commercially reasonable efforts to have the Processing Services available 24 hours a day, 7 days a week, provided that eFunds may schedule reasonable downtime in order to accomplish necessary maintenance or facility improvements.
     The availability of the eFunds Switch (“eFunds Switch Availability Target”) shall be at least 99.9%. Scheduled outage time is excluded from the availability calculation. This is a measurement that calculates eFunds Switch availability on the basis of full or partial outages. The intention of this measurement is to translate partial outages into impacts that in turn are translated into equivalent outage minutes. The calculation for performance penalties based on these outage minutes will be as follows: (i) f switch authorization levels fall below

50% an event will be opened and will remain open until authorization levels rises above 50%, and (ii) to obtain whether 50% authorization level is achieved, the total number of minutes of all events that occurred during a calendar month will be divided by the total number of available processing minutes that could be available during the same calendar month. If eFunds, on a daily average for any given month, fails to meet the eFunds Switch Availability Target, eFunds will pay performance penalties as follows:
     — $1,000 for first month during any consecutive twelve (12) month period
     — $2,000 for second month during any consecutive twelve (12) month period
     — $5,000 for third month during any consecutive twelve (12) month period
     — $10,000 for fourth and any subsequent month during any consecutive twelve (12) month period; Customer shall also be entitled to issue a notice of material default to eFunds pursuant to Section 5(b)
     Cap — Notwithstanding any provision to the contrary, performance penalties shall not exceed 20% of the total monthly invoice (excluding pass through) and shall represent the sole and exclusive monetary remedy of Customer related to Switch Availability.
     c. Service Levels: eFunds Processing Services shall be consistent with the Service Levels required at present by the MSA, but eFunds shall provide:
          (i) Terminal IDs. eFunds will provide terminal IDs and will activate terminals on a daily (business day) basis. Requests for “SOLD” machines that are received by 11:00 AM (CST) will be activated with the next business day’s scheduled roll-in (2:00 AM — CST). Requests for “PLACED/MANAGED” machines that are received by 11:00 AM (CST) on Mondays will be included in the scheduled Thursday roll-in (2:00 AM — CST) and requests received by 11:00 AM (CST) on Wednesdays will be included in the scheduled Monday roll-in (2:00 AM — CST). Roll-ins are not performed on holidays or designated system “RED” days.
          (ii) On all merchant owned machines processed through eFunds, eFunds will charge such merchants any and all Reg E fees incurred through those machines directly through such merchants’ settlement accounts, provided such accounts are still accurate and valid. To the extent such account information is no longer valid or if such account is no longer active, or with respect to any TRM-owned machines, any Reg. E fees incurred shall be chargeable directly to TRM and it will be TRM’s responsibility to recoup such fees from such merchants.
          (iii) Interchange payment. eFunds will work in good faith with TRM to consider a processing change that would permit payment of interchange fees through eFunds (to permit better auditing of the fees).
     d. Reliance on Customer’s Instructions. eFunds shall generally receive all necessary instructions, information, and data from the Customer. In the event that instructions, information, and data is transmitted directly to eFunds by third parties on behalf of the Customer, eFunds shall be entitled to rely reasonably upon any instructions, information, and data so provided.
     e. File Ownership and Security. eFunds acknowledges that all data files provided by the Customer are the property of Customer and that use of and access to such files does not create in eFunds any right, title, or interest in such files, except as expressly provided in this Agreement. eFunds will implement reasonable security precautions with respect to the Customer’s data files to prevent the loss or alteration of, or unauthorized access to, the Customer’s data files.
     f. Security and Protection of Products. The Customer acknowledges that all Products and Processing Services are the property of eFunds and that the Customer’s use of them does not create in the Customer any right, title, or interest in them, except as expressly provided in this Agreement The Customer will implement reasonable security precautions to prevent the loss or alteration of, or unauthorized access to, the Products and Processing Services.
     g. Customer Duties and Responsibilities. The Customer assumes responsibility for the consequence of any instructions or other information given to its customers by the Customer. The Customer also assumes responsibility for auditing and balancing the data contained in any reports and for reconciling any out-of-balance condition. The Customer will notify eFunds of any out-of-balance condition that the Customer believes to be, or reasonably should have believed to have been, caused by a failure of the Processing Services, by midnight of the third (3rd) business day immediately following the day of receipt of such data by the Customer. Any failure of the Customer to notify eFunds of any out-of-balance condition within such time period waives the Customer’s right to any adjustment, even if otherwise available.

13. Network Access and Other Third Party Services
If, as a part of the Processing Services, the Customer requests access to Networks or to other third party service providers, the Customer agrees to enter into the appropriate agreements with such Networks or third party service providers, including, but not limited to, sponsoring financial institutions. The Customer agrees to comply with the terms of any such Network or third party service provider agreement, all applicable Network operating rules and regulations, and to pay any fees imposed by Network(s) or third party service providers with respect to Customer. eFunds shall sign a “processor” or other agreement if required by the Network or third party service provider. The Customer shall indemnify, defend and hold eFunds harmless from any fees, costs, liability or obligation to the Network or third party service provider arising out of any such agreement or otherwise, unless eFunds has specifically assumed such fees, costs, liabilities or obligations under this Agreement, and notwithstanding any provision of any such “processor” or other agreement signed by eFunds. It is understood and agreed that any Network sponsorship for the Customer under this Agreement shall be coterminous with the term of this Agreement; provided, however, that both parties shall comply with any applicable Network operating rules and regulations and all applicable laws after any termination of any sponsorship provided for pursuant to this Agreement. While eFunds will make commercially reasonable efforts to sponsor Customer for membership in Networks as requested by the Customer, Network membership is contingent upon Customer meeting Network requirements and approval by the Network of the Customer’s completed application. Each Network establishes its own criteria for membership, and eFunds makes no representations or warranties concerning its ability to obtain membership for Customer or any customer. If eFunds believes that Customer will not meet the requirements of a Network, eFunds shall have no duty to provide such sponsorship. TRM agrees to ensure that any eFunds owned or managed Network is priority routed first as long as it does not result in TRM suffering any Economic Harm. Economic Harm shall mean (i) any lost or reduced revenue that TRM would suffer as a result of such priority routing, or (ii) any additional cost or expense incurred by TRM associated with such priority routing that TRM would otherwise not incur. Such Economic Harm will be based on published Interchange rates, network fees or any other compliance related expense or cost associated with the operation of off-premise ATMs. In the event that TRM would have Economic Harm, before eFunds is removed from being priority routed first, eFunds shall be permitted to propose an offer to alleviate the Economic Harm and ensure that TRM would remain in an economic neutral position, provided that such proposal shall be made and implemented in a reasonable period of time given the nature of the Economic Harm
14. Modifications to the Processing Services
     If any Network or third party service provider mandates modifications to the Processing Services, or modifications are required to the Processing Services because of the type or types of terminals used by the Customer for the capture of Live Transactions processed by the Processing Services, the Customer shall be responsible for paying for such changes on a time-and-materials basis; provided, however, that eFunds will use reasonable efforts to prorate such charges among its customers using the affected Network, service provider, or terminal. If any such change would require Customer to incur costs in excess of 10% of the Volume Amount, incurred on an annual basis, and such change is caused solely because of an issue unique to eFunds’ processing platform or system and would not be incurred by Customer if Customer had been processing with an alternative provider, then Customer, at its option, may terminate this Agreement upon 60 days written notice to eFunds. For purposes of the foregoing, Customer may not elect to terminate this Agreement if there is only one alternative provider whose platform would not cause Customer to incur such additional costs. Rather, the purpose of this provision is to only grant such right to Customer in the event eFunds’ services are so unique and outside standard industry practice so as to result in Customer incurring the requisite costs that will create Customer’s right to terminate as set forth above.
     In addition, eFunds reserves the right to modify the Processing Services provided during the term of this Agreement. If a modification initiated by eFunds materially degrades the quality or value of the Processing Services to the Customer, then the Customer may terminate this Agreement within sixty (60) days of providing written notice to eFunds. Modifications under this section 14 are not subject to the requirements of Section 29(a), Changes.
15. Reporting Responsibilities
     The Customer shall be responsible for any Customer specified reporting that is mandated by a Network or third party service provider. Any fees assessed with respect to such reporting shall be the responsibility of the Customer.
16. Cooperation
The obligations of eFunds under this Agreement are subject to and conditioned upon the cooperation of the Customer and the timely performance by the Customer of its obligations, including, but not limited to, compliance by the Customer with any requirements contained in the Documentation.
17. Financial Obligations
The Customer will maintain account(s) with such financial institutions as may be required for Network sponsorship and will maintain such balances as may be required for the settlement of Live Transaction activity, authorized adjustments, and any other financial obligations arising under the Processing Services.
18. Regulatory Access
eFunds agrees to provide reasonable access during normal business hours for audit purposes to any state or federal agencies with jurisdiction over the Customer, upon prior written request of the Customer. Any such access shall be granted subject to all applicable information and physical security requirements of eFunds then in effect. eFunds agrees that the Federal Financial Institutions Examination Council will have the authority and responsibility provided to the other regulatory agencies pursuant to the Bank Service Corporation Act, 12 U.S.C. § 1867, relating to services performed by contract or otherwise.
19. Disaster Recovery.
eFunds shall take reasonable precautions to prevent and mitigate any disaster that may affect the ability of eFunds to provide the services to be performed by eFunds under this Agreement. eFunds shall maintain a documented and tested disaster recovery plan (the “DR Plan”) during the term of this Agreement. The DR Plan will: (a) include the location of recovery site(s) for each eFunds location at which the services are provided and/or where Customer data is stored; (b) address business continuation, disaster recovery, and crisis management issues; (c) be designed to recover business operations as soon as reasonably practical under the circumstances after a declared disaster; and (d) provide for the ongoing testing of such DR Plan. eFunds further agrees that Customer may participate in DR Plan testing at its expense. Upon the occurrence of a declared disaster at any of the eFunds locations involved in the provision of services under this Agreement or where Customer data is stored, eFunds shall implement the DR Plan and shall notify Customer of such implementation. Following recovery of business operations, eFunds shall provide to Customer a post-incident report that documents the implementation and efficacy of the DR Plan. At Customer’s request, eFunds will provide a summary of the DR Plan (“Summary Plan”) to the Customer. Subject to Section 29(c), eFunds agrees to release such additional information as may be reasonably necessary to allow the Customer to develop its own disaster recovery plan to work in concert with the eFunds DR Plan. For the avoidance of doubt, the DR Plan, any Summary Plan, and any information provided to the Customer by eFunds in connection with the DR Plan or Summary Plan pursuant to this section 19 shall be considered and treated as Confidential Information of eFunds under Section 29(c) of this Agreement.
20. Bonds and Insurance
In connection with the Processing Services, eFunds and Customer, in conjunction with their affiliates, shall maintain: (i) a fidelity bond covering loss of money, securities, or other property resulting from one or more fraudulent or dishonest acts for which a party is legally liable, with a minimum limit of $3,000,000; (ii) an Errors and Omissions insurance policy with a minimum limit of $1,000,000; and (iii) a general liability policy with a minimum limit of $1,000,000.
21. Audit and Third Party Review
Either party shall have the right, during the term of this Agreement and for one (1) year thereafter, upon a minimum of thirty (30) days advance written notice and during normal business hours, to conduct a review of the books and records of the other party to determine or to verify the compliance with its obligations under this Agreement, including the payment of fees. The scope and the objectives of the audit shall be mutually agreed upon by the parties in advance of such audit.
22. Responsibility for Compliance with Laws
The functions and features of the Processing Services shall be capable of complying with all federal laws and regulations in effect at the time the Processing Services were ordered by the Customer, to the extent such functions and features as described in the Documentation allow or assist the Customer to comply with such federal laws and regulations. If changes in federal law or regulation require any modification to the Processing Services,

eFunds shall, at its expense, make such changes to the Processing Services as are required to conform to then-current federal law and regulation, except to the extent such changes are outside the features and functions of the Processing Services, or to the extent that such changes require changes to Customer’s facilities or operation, which shall be the sole responsibility of Customer. eFunds shall also use reasonable efforts to conform the Processing Services to state and local laws and regulations; provided, however, that the Customer shall be responsible for notifying eFunds of all such laws and regulations. The Customer shall compensate eFunds on a time-and-materials basis, prorated among those customers of eFunds requesting the modification, for making any necessary modifications to the Processing Services as a result of state or local law.
23. Export Restriction
Regardless of any disclosure made by the Customer to eFunds of an ultimate destination of any Products or Processing Services, the Customer will not export or re-export, either directly or indirectly, any Products, Processing Services, or other technology received from eFunds, without first obtaining, at the Customer’s expense, any required export or re-export license from the United States Government. In no event shall the Customer export or re-export any Products, Processing Services, or other technology to any country, individual, end-user, or end-use prohibited under U.S. Department of Commerce or U.S. Department of Treasury Regulations.
24. Local Lines
The Customer shall have sole and exclusive responsibility for provision and maintenance of local dial-up lines used by the Customer’s ATMs, POS devices or other devices that accept debit or credit cards for payment purposes at which Transactions processed by eFunds originate. The Customer shall provide telecommunication line access for each such ATM, POS device or other device that accepts debit or credit cards for payment purposes at the Customer’s expense.
25. Merchant Interaction
The Customer shall have sole and exclusive responsibility for providing any sales and marketing services to merchants, including but not limited to arranging for hardware shipment, delivery, installation, proposing rollout schedules to eFunds for its approval, ensuring compliance by merchants with Network rules and regulations, ensuring compliance by the Customer and merchants with all applicable international, federal and state laws or regulations, handling of all adjustments and chargebacks, providing on-going monitoring and service of all ATMs (POS devices and other devices that accept debit or credit cards for payment purposes), and for providing settlement reporting and merchant statementing to all merchants behind the Customer. eFunds does not undertake any direct relationship or privity with any merchant behind the Customer. In the event that the Customer requests that eFunds interacts directly with any such merchant behind the Customer to an extent beyond the provision of the Processing Services, the Customer shall compensate eFunds for such interaction on a time-and-materials basis.
26. ATM and Telecommunications
     The Customer agrees to maintain its ATM configuration and its telecommunications network in accordance with the standards set forth in the Documentation. If the Customer does not maintain such standards, eFunds reserves the right to pass through any and all additional related charges to Customer that eFunds incurs as a result of the Customer’s non-conformity to the eFunds standards in regard to ATM configuration and telecommunications network. These pass through charges will be listed on the Customer invoice.
27. Equipment Return
Any equipment provided by eFunds and placed at the Customer site during the term of this Agreement must be returned at termination of this Agreement. Customer will pay to eFunds an amount equal to the replacement cost of any equipment not returned to eFunds within thirty (30) days after termination. The equipment may include, but is not limited to ATM modems, workstations, and other telecommunications equipment. If the Customer chooses to reconfigure its telecommunications system during the term of this Agreement, and such reconfiguration calls for the early return of equipment or lines provided by or through eFunds, the Customer shall be responsible for and invoiced for any charges or fees assessed due to early termination of the telecommunications services.
28. Use of Information
Nonpublic Personal Information (“NPPI”) about Customer’s consumer customers which is disclosed to eFunds under an ACH or EFT agreement or for credit card or debit card transaction processing will be used by eFunds only to effect the transaction for which the NPPI was transmitted to eFunds, pursuant to Section 502 (b)(2) of the Gramm/Leach/Bliley Act (15 U.S.C. Section 6802(b)(2)). eFunds agrees to maintain the confidentiality of this NPPI and to use and redisclose it only as Customer specifically directs. eFunds’ standard form contracts provide for the protection of confidential information in accordance with Title V of the Gramm/Leach/Bliley Act. The language in these agreements is intended to satisfy the requirement of a “contractual agreement” under Section 502(b)(2) of the Gramm/Leach/Bliley Act. NPPI disclosed by Customer to any of eFunds’ companies may be used by the recipient to protect Customer and Customer’s customers from actual or potential fraud, unauthorized transactions, claims or other liability, as well as to resolve customer disputes or inquiries pursuant to Section 502 (e)(3)(B) or (C) of the Gramm/Leach/Bliley Act (15 U.S.C. Section 6802 (3)(B) or (C)). eFunds agrees to maintain appropriate administrative, technical and physical safeguards for all customer records and information Customer discloses to eFunds. These safeguards will (1) insure the confidentiality of customer records and information; (2) protect against any anticipated threats or hazards to the security or integrity of such records; and (3) protect against unauthorized access to or use of such records or information that would result in substantial harm or inconvenience to any customer, as required by Section 501 (b) of the Gramm/Leach/Bliley Act (15 U.S.C. Section 6801 (b)).
29. Miscellaneous
     a. Changes. Changes to this Agreement may only be made by the execution of a written amendment signed by authorized representatives of both parties.
     b. Force Majeure. Neither party shall be liable for any Losses or be in breach of its obligations under this Agreement as a consequence of any act or cause that is beyond its reasonable control and without its fault or negligence, provided that reasonable notice is given to the other party of the existence of such act or cause.
     c. Confidential Information means a party’s proprietary or confidential information that has been designated as Confidential Information or that, by the nature of the circumstances surrounding the disclosure, ought to, in good faith be treated as confidential or proprietary information. Confidential Information shall not include information that is or becomes publicly known through no wrongful act of the party receiving the information; becomes known without confidential or proprietary restriction from a source other than the disclosing party; can be shown by written records that the recipient possessed the information prior to the disclosure by the disclosing party; or was or is independently developed without use of or reference to Confidential Information from the other party. Each party agrees and acknowledges that (i) during the course of this Agreement, it may learn certain Confidential Information of the other party; (ii) Confidential Information shall remain the sole and exclusive property of the disclosing party; (iii) Confidential Information is made available to the receiving party on a limited use basis solely for use as required by or set forth in this Agreement; (iv) it will not sell, disclose, or otherwise make Confidential Information available, in whole or in part, in a manner not provided for in this Agreement, without the prior written consent of the other party, except that a party may disclose Confidential Information to its affiliates and independent contractors who have assumed confidentiality obligations in accordance with this Agreement and except that a party may disclose Confidential Information as required by law; and (v) it will utilize no less than a reasonable degree of care to prevent disclosure of Confidential Information to any unauthorized person or entity.
     d. Confidentiality of this Agreement. Customer and eFunds agree that neither party shall disclose the Agreed Payment Amount, terms, provisions or the level of its satisfaction with, this Agreement described herein to anyone except as to that information previously provided in Customer’s 8K filed on or about December 21, 2007, or as required by law or any governmental agency, court or legal proceeding or to an accountant or attorney of Customer or eFunds as required only for the rendering of such professional services, so long as any such attorney or accountant is informed of this Confidentiality Provision prior to the disclosure of information protected by it and agrees in writing to abide by its terms. Nothing in this Agreement shall be construed to limit or impede Customer or eFunds from disclosing facts to a governmental regulatory body regarding issues within the jurisdiction of that body.
     e. Waiver. The failure of either party to enforce at any time any provision of this Agreement, or to exercise any right provided for by this Agreement, shall not in any way be construed as a waiver of such provision or right, nor shall it affect in any way the validity of this Agreement or any part of this

Agreement, or limit, prevent, or impair the right of either party to enforce such provision or to exercise such right at a later time.
     f. Assignment. Neither party shall be permitted to assign this Agreement or any rights, duties, or responsibilities under this Agreement without the prior written consent of the other party, however, eFunds may obtain products and/or services from third parties to the extent necessary to perform its obligations under this Agreement. In addition, eFunds shall have the right to assign this Agreement to any directly or indirectly held and majority-owned subsidiary of eFunds or to any successor in interest in connection with a merger, acquisition, business combination, divestiture, or business reorganization.
     g. Notices. All notices provided for by this Agreement shall be made electronically and in writing and addressed to Contract Administration, at the address set forth on the signature page, or in accordance with the last written instructions received from each party concerning the person and address for such notices. Such notice shall be effective upon receipt. Those notices related to default or termination shall be sent by registered or certified mail.
     h. Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable, other than the requirement that Customer pay the Agreed Payment Amount to eFunds, the validity, legality, or enforceability of the remainder of this Agreement shall be unaffected.
     i. Independent Status. Neither party shall be deemed an agent, partner or co-venturer of the other by reason of this Agreement.
     j. Jurisdiction, Governing Law and Disputes; Language. This Agreement shall be governed by the laws of the United States and the State of Florida. With respect to any disputes arising out of this Agreement, the Parties agree to exclusive venue in Duval County, Florida.
     k. Construction. Unless explicitly stated otherwise, for an event that calls for either party to exercise its judgment, give its consent, or perform an obligation, a standard of reasonableness shall apply. The parties expressly acknowledge that the terms and conditions of this Agreement have been the subject of review, discussion, and participation by both parties.
     l. Headings. The titles and headings preceding the text of the sections and paragraphs of this Agreement have been inserted solely for convenience or reference and shall neither constitute a part of this Agreement nor affect its meaning, interpretation or effect.
     m. Successors Bound. This Agreement is binding on and inures to the benefit of each party to this Agreement and their respective heirs, successors, assigns, parent corporations, affiliates, officers, directors, agents, servants, employees and attorneys.
     n. Voluntary Agreement. eFunds and Customer individually represent, warrant and agree that: (a) they have been represented by legal counsel of their choice in connection with their disputes and entering into this Agreement; (b) they are fully aware and clearly understand all of the terms and provisions contained in this Agreement; (c) they have voluntarily, with full knowledge and without coercion or duress of any kind, entered into this Agreement and the documents executed in connection with this Agreement; (d) they are not relying on any representation, either written or oral, express or implied, made to them other than as set forth in this Agreement; and (e) the consideration received by them to enter into this Agreement has been actual and adequate.
     o. Warranted Capacity To Execute Agreement. eFunds and Customer represent and warrant to each other that (i) they have the capacity to execute this Agreement; (ii) each person executing this Agreement in a representative capacity has the right, power, legal capacity, and authority to enter into this Agreement on behalf of the represented party; and (iii) no approval or consent of any other person will be necessary in connection with the execution, performance and delivery of this Agreement.
     p. Entire Agreement. This Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all other existing agreements and other communications, written or oral. No purchase order or other Customer form will modify, supersede, add to, or in any way vary the terms of this Agreement. Any acknowledgment by eFunds of such a Customer form shall be solely for informational purposes. A photocopy or facsimile of signatures shall be satisfactory proof of offer and acceptance of this Agreement by both parties. The originating depository financial institution (ODFI) is an intended third party beneficiary of this Agreement.

IN WITNESS WHEREOF, the parties authorized representatives have executed this Agreement effective as of the Effective Date.

TRM ATM CORPORATION			EFUNDS CORPORATION

BY:	/s/ Richard Stern		BY:	/s/ Anthony Ficarra

	TITLE:	President & CEO		TITLE:	Executive Vice President
	DATE:	5/7/08		DATE:	May 8, 2008

ATTN: Richard Stern		ADDRESS:	ATTN: Contract Administration
ADDRESS:	1101 Kings Highway N, Suite G100		eFunds Corporation
	Cherry Hill, NJ 08034		4900 North Scottsdale Road
PHONE NO.:	856-414-9100		Scottsdale, AZ 85251
FAX NO.:	856-414-9075
FED TAX ID:	98-1263309

Processing Services Agreement
Attachment A — Services and Fees
Services and Fees:
A. Implementation & Sponsorship

	One-time	Monthly	Unit
Network Connections and Access	Included	$100/Network
— After Initial Installation	$200/Network	Maximum $600/mo.
National Network	(1069767)	(1069747)
Regional Network	(1069766)	(1069746)

EBT Network Access	Included	$50/QUEST
	(1069715)	(Incl. in monthly max.)
		(1069717)

Network Fees	Pass-thru	Pass-thru
(Regional, National)	(1090741)	(1090741
		1090734)
B. Network Access & Host Processor Transaction Fees

	One-time	Monthly	Unit

Transaction Fees

All Transactions			$0.0300 /
Includes dial (800 / 950 access)			transaction*

*	TRM shall use its best commercial efforts to achieve a dollar value of Processing Services of at least $1,000,000 (“Volume Amount”) for each of the four years of the Term. This figure is based on current number of transaction volume. For each month of the Term, the Volume Amount many be adjusted downward in proportion to any decrease in volume based on a six (6) month rolling average.
C. Exception Management Services
Exceptions Management Services

	One-time	Monthly	Unit
Exceptions Management, PIN-Based Transactions
Adjustment (Reg E) performed by customer			$5.00
			(DNE-1092603)

D. ATM Driving Services
Dial ATM Network Optimizer (DANO) (TNS Platform)

	One-time	Monthly	Unit

ATM Installation (Over ten installations per day requires a mutually agreeable schedule)	$100/ATM (1071038)
Native Dial-Up Terminals (Hypercom or TNS Platform)

	One-time	Monthly	Unit

ATM Installation — 1 — 10 (Over ten installations per day requires a mutually agreeable schedule)	$100 / ATM (1070390)

ATM Installation — 10 to 20	$50/ ATM

ATM Installation > 20 Requires a project quote. Potential to perform in bulk.	Quote
Additional ATM Services

	One-time	Monthly	Unit

Delete ATM (Over ten deletions per day requires a mutually agreeable schedule)	NC (1085234)

Inactive ATM*

*Inactive ATM shall mean any terminal that does not perform an approved withdrawal transaction in any given calendar month. TRM will use best efforts to work with EFD to ensure that the database is synchronized with all Inactive ATMs to be deleted. This shall be done minimally every 6 months. In the event that database is not kept clean of inactive ATMs, EFD reserves the right to charge TRM $5.00 per month for all inactive ATMs (over 100) until the inactive ATMs are deleted.
$5.00 per inactive ATM for all ATMs over 100 that have been in the database for over 6 months.

Routine Database Changes (Over ten changes per day requires a mutually agreeable schedule)		$85/Change

Relocate an ATM	$50/ATM (1069793)

ATM settlement cards (1089437)			$8/Card (1089437)

One-time	Monthly	Unit
A98 Interface
(Comvelope Keys Parts)
A98 is included for all new customers as a part of the ATM installation fee. Comvelopes are billable to all customers.
Comvelope key parts will be ordered directly by TRM on behalf of TRM’s customers or vendors. Shipment of Comvelope key parts will be directly to TRM, who will distribute them on an as need basis.
For converting existing customers to A98 only 1 to 5 ATMs=$100 6 to 25 ATMs= $500 26 to 100 ATMs=$1000 Over 100 ATMs=$2000	N/A	$1.00 per Comvelope for all customers (1092267)
Settlement Services

	One-time	Monthly	Unit

Daily Recap Raw Data (Per Intercept)		$ 100 (1069850)

ATM Activity Flat File (Per Intercept)		$ 100 (1093724)

Both Daily Recap Raw Data and ATM Activity (Per Intercept)		$ 150 (1093725)
E. Supporting Services

	One-time	Monthly	Unit

Documentation

Additional manual — paper	N/A	N/A
Additional manual — CD	N/A	N/A

Access Charges — eFunds Online/ Web (Windows 2000 or later is required)	$150/user (1084087)		$160/report/day (RR-1069858)

1- 10 User Ids		Included	$250/report (1069853)

11 — 35 User Ids		$100	$100/report (1069854)

36 — 100 User Ids		$250	$100/report (1069855)

Above 100 User Ids		Quote (WKA-1092359)

Via Dedicated Circuit

Up to 250,000		$450
250,001 — 500,000		$550
500,000 — 1,000,000		$650
1,000,000 — 2,000,000		$750
2,000,000 — 3,000,000		$850
3,000,000 — 4,000,000		$950
Over 4,000,000		Quote

Via Dialup or Internet			$24.25/permegabyte

	One-time	Monthly	Unit

Database Changes

Standard Lead Time			$85/change request
(1084617)

Expedited Lead Time			Quote
(1085235)

Professional Services

Test Analyst			$180/ hour
(CRS-1069822)

Analyst			$190/ hour
(1084490)

Consultant			$215/ hour(1084563)

Senior Consultant			$245/ hour(1084572)

Principal			Quote (1084590)

**	Terminal Add, Change, and Delete requests are to be submitted on “eFunds” approved forms and within published guidelines.
F. Petro-Canada Support

	One-time	Monthly	Unit

Petro-Canada Managed Services

Per terminal Managed Services Fee		26.29 (USD)

24x7 Help Desk Coverage		7646.78
(CDN)

Telco fees		(pass thru)